Exhibit 10.4
AGGREGATE STOP-LOSS
REINSURANCE AGREEMENT
by and between
LIBERTY MUTUAL INSURANCE COMPANY
and
PEERLESS INSURANCE COMPANY
as of
June 30, 2010

          This AGGREGATE STOP-LOSS REINSURANCE AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2010, by and between Liberty Mutual Insurance Company, a Massachusetts stock insurance company (“LMIC”), and Peerless Insurance Company, a New Hampshire stock insurance company (“PIC”), a wholly-owned subsidiary of Liberty Mutual Agency Corporation, a Delaware corporation (“Agency Markets”). PIC together with LMIC, each a “Party” and, collectively, the “Parties”). This Agreement shall only become effective upon the Effective Date (as defined below).
          WHEREAS, in connection with the initial public offering of Agency Markets’ Class A Common Stock, LMIC has agreed to indemnify PIC for certain specified losses, liabilities and expenses that may be incurred by Agency Markets’ Insurer Subsidiaries (as defined herein), including PIC, arising out of or relating to the Run-Off Liabilities (as defined herein) to the extent and upon the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Definitions. As used herein, the following terms shall have the following respective meanings:
          “Affiliate” means a Person that, from time to time, directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified; provided that the term Affiliate (i) when used with regard to PIC excludes LMIC and its Affiliates (other than the Insurer Subsidiaries of Agency Markets), and (ii) when used with regard to LMIC excludes Agency Markets and its Insurer Subsidiaries. The term “control” (including the terms “controlling,” “controlled by,” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and/or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
          “Agency Markets” shall have the meaning set forth in the preamble to this Agreement.
          “Aggregate Indemnification Amount” shall mean the sum of the Indemnification Amounts paid or required to be paid pursuant to Section 2.1 hereof by LMIC to PIC as of a particular date, minus the Aggregate Reimbursement Amount as of that particular date.

          “Aggregate Reimbusement Amount” shall mean the sum of the Reimbursement Amounts paid or required to be paid pursuant to Section 2.2 hereof by PIC to LMIC as of a particular date.
          “Agreement” shall have the meaning set forth in the preamble hereof.
          “Allocated Loss Adjustment Expenses” shall mean any and all expenses paid or payable by Insurer Subsidiaries of Agency Markets (including Reserves) in the investigation, adjustment, settlement or defense of specific claims arising out of or relating to the Run-Off Liabilities, including independent adjuster fees, court costs, and interest on any judgment, but excluding office expenses and salaries of officers or employees of Agency Markets, LMIC or any of their Affiliates, or any overhead expenses of Agency Markets, LMIC or any of their Affiliates, other than staff attorney fees which are allocable to a specific claim. Allocated Loss Adjustment Expenses shall also include expenses, including staff attorney fees, associated with any claim specific declaratory judgment filed by Insurer Subsidiaries of Agency Markets in connection with the Run-Off Liabilities.
          “Applicable Law” shall mean any applicable order, law, statute, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to the Parties, or any of their respective businesses, properties or assets.
          “Appointed Actuary” shall mean the actuary duly appointed by the Board of Directors of PIC to provide actuarial opinions to state insurance regulatory authorities.
          “Ceded Reinsurance” shall mean all business ceded pursuant to facultative reinsurance contracts or treaty reinsurance contracts pertaining to Run-Off Liabilities and ceded by Insurer Subsidiaries of Agency Markets to reinsurers other than other Insurer Subsidiaries of Agency Markets.
          “Confidential Information” shall have the meaning set forth in Section 8.1(a) hereof.
          “Development Amount” shall mean for any period covered under a Periodic Report, the Positive Development Amount or the Negative Development Amount, as the case may be, for such period.
          “Dispute” shall have the meaning set forth in Section 9.1(a) hereof.
          “Dispute Notice” shall have the meaning set forth in Section 9.1(b) hereof.

          “Disputed Run-Off Liabilities” shall have the meaning set forth in Section 5.3(a) hereof.
          “Effective Date” shall mean June 30, 2010.
          “Error Refund Amount” shall have the meaning set forth in Section 2.2(c) hereof.
          “Extra-Contractual Damages” shall mean any actual liabilities not covered under any provision of a Subject Contract, arising from or relating to any alleged or actual act, error or omission, or from any alleged or actual negligence, tortious conduct, reckless conduct, violations of statutes or regulations governing the conduct of insurance companies and/or claims adjusters, or bad faith but only in connection with the handling of any claim under a Subject Contract, such liabilities arising because of the following: failure by an Insurer Subsidiary of Agency Markets to properly investigate a claim under a Subject Contract, settle within the policy limit of a Subject Contract, or by reason of alleged or actual negligence or bad faith of an Insurer Subsidiary of Agency Markets in rejecting an offer of settlement, or in defending litigation, including appeals, arbitration, or any alternative dispute resolution or settlement discussions involving any claim, but only to the extent indemnification under this Agreement for any such Extra-Contractual Damages is permitted by Applicable Law.
          “Governmental Entity” shall mean any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, self-regulatory organization, board or body, including any state insurance regulatory authority.
          “IBNR” shall mean provisions for reserves under Subject Contracts for losses that have occurred but have not been reported to the Insurer Subsidiaries of Agency Markets.
          “Indemnification Amount” shall have the meaning set forth in Section 2.1(b) hereof.
          “Insurer Subsidiaries” shall mean all corporations, partnerships, joint ventures, and other entities engaged in the business of underwriting insurance (i) in which a Person owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (ii) of which such Person otherwise directly or indirectly controls or directs the policies or operations or (iii) which would be considered subsidiaries of the Person within the meaning of Regulation S-K or Regulation S-X; provided, however, the term Insurance Subsidiary when used with regard to LMIC shall not include any of Agency Markets’ Insurer Subsidiaries.
          “LMIC” shall have the meaning set forth in the preamble to this Agreement.

          “Maximum Payment Amount” shall have the meaning set forth in Section 2.1(c) hereof.
          “Negative Development Amount” shall mean with respect to any Periodic Report in which the Net Incurrals as of the date reflected in such Periodic Report are greater than the Net Incurrals as of the date reflected in the preceding Periodic Report, or in the case of the first Periodic Report, as of June 30, 2010, an amount equal to the difference between (a) the Net Incurrals as of the date reflected in such Periodic Report and (b) the Net Incurrals as of the date reflected in the preceding Periodic Report, or in the case of the first Periodic Report, as of June 30, 2010.
          “Net Incurrals” shall have the meaning set forth in Section 3.3 hereof.
          “Overdue Rate” shall mean the U.S. Prime Rate published in the Wall Street Journal on that day, or if no U.S. Prime Rate is published in the Wall Street Journal on that day, the most recent U.S. Prime Rate published in the Wall Street Journal, plus 2%.
          “Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.
          “Periodic Report” shall have the meaning set forth in Section 4.1 hereof.
          “Person” means any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof.
          “Positive Development Amount” shall mean with respect to any Periodic Report in which the Net Incurrals as of the date reflected in such Periodic Report are less than the Net Incurrals as of the date reflected in the preceding Periodic Report, or in the case of the first Periodic Report, as of June 30, 2010, an amount equal to the difference between (a) the Net Incurrals as of the date reflected in such Periodic Report and (b) the Net Incurrals as of the date reflected in the preceding Periodic Report, or in the case of the first Periodic Report, as of June 30, 2010.
          “Reimbursement Amount” shall have the meaning set forth in Section 2.2(b) hereof.
          “Remittance Dispute Notice” shall have the meaning set forth in Section 5.3 hereof.

          “Reporting Error” shall have the meaning set forth in Section 2.2(a) hereof.
          “Representatives” shall mean, with respect to any Person, such Person’s officers, directors, employees, managing directors, agents, financial advisors, accountants, actuaries and other representatives.
          “Reserves” shall mean the undiscounted aggregate claim reserves (including IBNR reserves, other bulk reserves and reserves for uncollectible reinsurance), including Allocated Loss Adjustment Expenses, and Unallocated Loss Adjustment Expenses, of the Insurer Subsidiaries of Agency Markets for the Run-Off Liabilities, in each case determined in accordance with the Reserving Methodologies.
          “Reserving Methodologies” shall mean the methodologies, procedures, judgments and assumptions used by the Insurer Subsidiaries of Agency Markets in calculating and establishing Reserves with respect to the Run-Off Liabilities prior to and as of the Effective Date, with such changes as may be agreed to in writing by the Parties.
          “Retention Amount” shall mean an amount equal to the Reserves as of June 30, 2010.
          “Rules” shall have the meaning set forth in Section 9.1(d) hereof.
          “Run-Off Incurrals” shall have the meaning set forth in Section 3.1 hereof.
          “Run-Off Liabilities” shall mean all liabilities, costs, expenses, fees (including legal, expert, witness or otherwise), losses, damages (including Extra-Contractual Damages), judgments, obligations, settlements, Reserves for reported claims of the Insurer Subsidiaries of Agency Markets (hereinafter collectively referred to, for purposes of this definition of Run-Off Liabilities only, as “Liabilities”) but only to the extent related to the insurance or reinsurance arising under or out of the Subject Contracts; provided, however, that in no event shall Run-Off Liabilities include: (i) any Liabilities acquired by Agency Markets or its Insurer Subsidiaries by virtue of any acquisition, merger, consolidation, or other transaction (whether effected by portfolio transfer, reinsurance or otherwise) which is consummated on or after the Effective Date (excluding acquisitions of business otherwise covered under this Agreement from Persons that are Affiliates prior to the Effective Date); (ii) any Liabilities to the extent increased by amendments or other modifications to intercompany reinsurance agreements affecting the Insurer Subsidiaries of Agency Markets on or after the Effective Date, which amendment or modification functions, directly or indirectly, in any manner, to adversely affect LMIC’s obligations hereunder; or (iii) the salaries and expenses of employees as well as office and overhead expenses of any nature of

Agency Markets or its Affiliates or Insurer Subsidiaries that are not properly attributable to Run-Off Liabilities.
          “Subject Contracts” shall mean solely those insurance policies and reinsurance contracts issued, ceded or assumed by an Insurer Subsidiary of Agency Markets as set forth in Schedule I hereto.
          “Third-Party Indemnification Agreements” shall mean indemnification agreements provided by Persons not a party to this Agreement which, directly or indirectly, indemnify Agency Markets, its Affiliates or Insurer Subsidiaries for Run-Off Liabilities.
          “Unallocated Loss Adjustment Expenses” shall mean office expenses and salaries of officers or employees of Agency Markets, LMIC or any of their Affiliates, and any other general operating or overhead expenses of Agency Markets, LMIC or any of their Affiliates, not specifically allocated to a particular claim.
ARTICLE II
REINSURANCE COVER
          Section 2.1 LMIC’s Reinsurance Obligation. (a) Subject to the limitations and other terms and conditions set forth in this Agreement, PIC agrees to cede, and LMIC agrees to assume, on an indemnity basis, for the benefit of PIC and the Insurer Subsidiaries of Agency Markets that are direct or indirect participants in the Amended and Restated Reinsurance Pooling Agreement originally effective January 1, 1996, and of which PIC is the lead company, Net Incurrals in excess of the Retention Amount; provided, however, notwithstanding any other provision of this Agreement to the contrary, LMIC shall only have an indemnification obligation under this Agreement for a particular period covered under a Periodic Report if (x) the Net Incurrals as of the end of such period exceed the Retention Amount and (y) there is a Negative Development Amount for such period; provided, further, that the foregoing amounts shall be subject to reduction as set forth in subsection (b) of this Section 2.1 and to the Maximum Payment Amount set forth in subsection (c) of this Section 2.1. In consideration of LMIC’s obligations hereunder, PIC agrees to pay LMIC the amount of one hundred twenty-five million dollars ($125,000,000.00) (USD), which payment shall be made no later than one hundred twenty days (120) days after the Effective Date, with interest from the Effective Date until such amount is paid in full at a rate equal to 2.25% plus the three month British Bankers Association LIBOR rate, as published by Reuters at approximately 11:00 AM London time, two London banking days prior to the Effective Date.
               (b) In the event LMIC is required to make an indemnification payment to PIC pursuant to Section 2.1(a) under a Periodic Report, the amount of such payment (the “Indemnification Amount”) shall equal the amount of the Negative Development

Amount for the period covered by the Periodic Report, but only to the extent that the Net Incurrals as of such period exceed the Retention Amount. Remittances by LMIC of Indemnification Amounts shall be made in accordance with Article V.
               (c) NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE AGGREGATE INDEMNIFICATION AMOUNT PAYABLE UNDER THIS AGREEMENT BY LMIC EXCEED AN AMOUNT EQUAL TO FIVE HUNDRED MILLION DOLLARS ($500,000,000) (THE “MAXIMUM PAYMENT AMOUNT”).
          Section 2.2 Reimbursement by PIC. (a) Subject to the limitations and other terms and conditions set forth in this Agreement, PIC hereby agrees to reimburse LMIC for Indemnification Amounts previously paid by LMIC in the event of (i) a Positive Development Amount and/or (ii) an error in the determination or application of the Reserving Methodologies or in the preparation of the most recent Periodic Report (a “Reporting Error”); provided, however, that the foregoing amounts shall be subject to the limitations set forth in Section 2.2(d) of this Agreement.
               (b) In the event that PIC is required to make a reimbursement payment to LMIC for any Positive Development Amount pursuant to Section 2.2(a)(i), the amount of such payment (the “Reimbursement Amount”) shall equal the Positive Development Amount for the period covered by the applicable Periodic Report. Remittances of Reimbursement Amounts by PIC shall be made in accordance with Article V.
               (c) In the event that PIC is required to make a reimbursement payment to LMIC under Section 2.2 (a)(ii) for a Reporting Error, the amount of such payment (“Error Refund Amount”) shall be equal to the amount paid by LMIC to PIC pursuant to Section 2.1 attributable to such Reporting Error. Remittances of Error Refund Amounts shall be made in accordance with Article V.
               (d) NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL PIC’S AGGREGATE REIMBURSEMENT OBLIGATIONS UNDER THIS AGREEMENT AS OF A PARTICULAR DATE BE SUCH THAT THE AGGREGATE INDEMNIFICATION AMOUNT WILL BE LESS THAN ZERO AS OF SUCH DATE.

ARTICLE III
RUN-OFF INCURRALS; NET INCURRALS
          Section 3.1 Establishment of Run-Off Incurrals. Paid losses and expenses for all Run-Off Liabilities incurred in the period reflected in a Periodic Report plus the change in Reserve balances (either positive or negative, as the case may be) between the date of such Periodic Report and the date of the preceding Periodic Report, or in the case of the first Periodic Report, as of June 30, 2010, for all Run-Off Liabilities, commencing on July 1, 2010, shall be known as the “Run-Off Incurrals” for such period; provided, however, in no event shall “Run-Off Incurrals” include any liabilities or estimated liabilities under any insurance or reinsurance contract of any kind whatsoever not set forth on Schedule I or Reserves excluded by Section 3.2. As soon as practicable following the execution of this Agreement, PIC will provide in writing to LMIC the aggregate amount of Reserves.
          Section 3.2 Exclusions from Run-Off Incurrals. Notwithstanding any other provision in this Agreement to the contrary, Run-Off Incurrals shall not include Reserves for any Run-Off Liabilities to the extent resulting from an amendment or modification to a Subject Contract made on or after the Effective Date.
          Section 3.3 Calculation of Net Incurrals. “Net Incurrals” shall mean the sum of the Retention Amount plus all Run-Off Incurrals (either postitive or negative, as the case may be) reduced by:
               (i) reasonably anticipated salvage, subrogation and other recoverables and recoveries (other than in respect of Ceded Reinsurance), including under Third-Party Indemnification Agreements; and
               (ii) all amounts recovered or recoverable under Ceded Reinsurance arrangements.
For the avoidance of doubt, PIC’s determinations as to the collectability of recoverables under Ceded Reinsurance arrangements, and the reasonably anticipated salvage, subrogation and other recoveries, shall be made in accordance with the Reserving Methodologies.
ARTICLE IV
REPORTS
          Section 4.1 Periodic Reports. From time to time, PIC may deliver to the chief financial officer of LMIC a report (a “Periodic Report”), in a form reasonably acceptable to LMIC, summarizing the Run-Off Incurrals, Net Incurrals, any Development Amount, any Indemnification Amount, any Reimbursement Amount, any Error Refund Amount and any amounts to be offset pursuant to Section 5.5 for the covered period as well as the calculations necessary to arrive at the amount due (a) from LMIC to PIC or (b) from PIC to LMIC, in each case according to this Agreement. Periodic Reports shall be provided no less frequently than on a quarterly basis, unless there is no activity during the quarter.
          Section 4.2 Additions to Periodic Reports. In addition to the Periodic Reports, PIC shall provide such additional information and documentation as LMIC may reasonably request; provided, however, in no event shall PIC be required to disclose documents or information privileged under the attorney client or work product privileges or a substantially similar privilege under Applicable Law, if disclosure would waive such privileges.
          Section 4.3 Certification of Periodic Reports. The chief financial officer of PIC and the Appointed Actuary shall each certify to LMIC that (i) the Run-Off Incurrals and the Net Incurrals specified in each Periodic Report have been established in a manner consistent with the Reserving Methodologies and (ii) the Periodic Report has been prepared in all respects in accordance with the terms and conditions of this Agreement.
          Section 4.4 Consultations Regarding Periodic Reports. Prior to making any payments under this Agreement, PIC shall, at the request of LMIC, make the chief financial officer, general counsel, Appointed Actuary or any other relevant employees of Agency Markets, its Affiliates and the relevant Insurer Subsidiaries reasonably available to LMIC and its Representatives for consultation with respect to each Periodic Report; provided, however, in no event shall PIC or its Affiliates disclose documents or information privileged under the attorney client or work product privileges or a substantially similar privilege under Applicable Law, if disclosure would waive such privileges.
          Section 4.5 Confidentiality of Reports. Except as otherwise required by Applicable Law and except as otherwise contemplated or permitted by this Agreement, all confidential information provided pursuant to this Article IV shall be treated by the Parties as Confidential Information in accordance with Article VIII hereof.
ARTICLE V
REMITTANCES
          Section 5.1 Payments. Upon receipt of a Periodic Report, LMIC shall use its reasonable best efforts to pay to PIC the Indemnification Amount due, if any, shown on such report prior to the close of the calendar quarter to which the Periodic Report applies; provided that in no event shall such payment be paid later than ten (10) business days from the date of LMIC’s receipt of the Periodic Report. With respect to the current balance of any Reimbursement Amount or Error Refund Amount due from PIC to LMIC, PIC shall use its reasonable best efforts to pay such amount to LMIC before the close of the calendar quarter to which the Periodic Report, showing such Reimbursement Amount and/or Error Refund Amount applies; provided that in no event shall such payment be paid later than ten (10) business days from the date of LMIC’s receipt of the Periodic Report. Any amounts owed by a Party according to a Periodic Report shall be net of any amounts owed to such Party by the other Party according to such Periodic Report.

          Section 5.2 Interest Payments. If and to the extent that LMIC or PIC, as the case may be, does not make any payment when due hereunder, the non-paying Party shall pay to the other Party interest on any such unpaid amount, from the date on which such amount is due until such amount is paid in full, at a rate equal to the Overdue Rate, in addition to all other remedies, at law or in equity, available to PIC or LMIC, as the case may be, by reason of such non-payment.
          Section 5.3 Remittance Disputes. (a) If within sixty (60) days of its receipt of a Periodic Report LMIC notifies PIC in writing (a “Remittance Dispute Notice”) that it disputes the amount of any Run-Off Incurrals, Net Incurrals, Development Amount, Reimbursement Amount, Indemnification Amount or Error Refund Amount shown on such Periodic Report, the Parties will, to the extent practicable, confer in good faith to resolve such dispute in accordance with Article IX. Notwithstanding the issuance of a Remittance Dispute Notice by LMIC, all payments are due as provided in Section 5.1. The Dispute Notice shall identify the amounts so disputed (the “Disputed Run-Off Liabilities”). LMIC shall submit the Remittance Dispute Notice, if any, within sixty (60) days of its receipt of the Periodic Report which gives rise to the Dispute; provided, however, the failure by LMIC to provide a Remittance Dispute Notice in a timely manner shall not preclude LMIC’s rights under this Section 5.3 to dispute any amount shown on any Periodic Report at any time prior to termination of this Agreement pursuant to Article VII. LMIC understands and acknowledges that in the event of any Dispute or arbitration hereunder, LMIC will not be given access to or require any documents belonging to PIC, Agency Markets, its Affiliates or Insurer Subsidiaries which are subject to the attorney client or work product privileges or a substantially similar privilege under Applicable Law, if disclosure would waive such privileges.
               (b) In the event that any Disputed Run-Off Liabilities are submitted to an arbitral tribunal established pursuant to the provisions of Article IX hereof, such arbitral tribunal shall determine whether PIC calculated the disputed amounts in accordance with this Agreement. If the arbitral tribunal agrees, in whole or in part, with an objection of LMIC under this Section 5.3, the amounts determined by the arbitral tribunal to have not been calculated by PIC in accordance with this Agreement shall be recalculated and PIC shall refund to LMIC any overpayment made by LMIC as a result of such miscalculations, together with interest thereon from the date on which they were previously paid in full by LMIC until they are repaid in full to LMIC at a rate equal to the Overdue Rate. If the arbitral tribunal disagrees, in whole or in part, with an objection of LMIC under this Section 5.3, PIC shall retain the amounts previously paid to the extent determined by the arbitral tribunal to have been calculated by PIC in accordance with this Agreement and, if LMIC shall be required to pay any additional amounts determined by the arbitral tribunal to have been calculated by PIC in accordance with this Agreement, LMIC shall pay such amounts, together with interest on such amounts from the date on which such amounts were due hereunder (being sixty (60) days after delivery of the Periodic Report(s) containing the disputed amounts) until such amounts are paid to PIC in full at a rate equal to the Overdue Rate.
          Section 5.4 Form of Payments. Any amounts owed under this Agreement may be paid in cash or cash equivalents.
          Section 5.5 Offset. Any debts or credits between LMIC and PIC arising under this Agreement are deemed mutual debts or credits, as the case may be, and may be netted or set off, as the case may be, against any other amounts owed by LMIC or PIC arising under this

Agreement, as applicable, and, if so netted or set off, only the balance shall be allowed or paid hereunder. In addition, PIC may net or set off, as the case may be, any debts or credits arising under this Agreement against any undisputed amounts owed between LMIC and PIC under any other agreement to which they are parties, and if so netted or set off, only the balance shall be allowed or paid hereunder.
ARTICLE VI
ENFORCEMENT OF RIGHTS
          Section 6.1 Enforcement of Rights. PIC shall and shall cause each of Agency Markets’ Insurer Subsidiaries to enforce, consistent with its ordinary course of business practices, its rights to collect (a) any and all amounts recoverable under Ceded Reinsurance arrangements in respect of any of the Run-Off Liabilities; (b) any and all deductibles, salvage, subrogation and other recoveries in respect of any of the Run-Off Liabilities; (c) any and all profit-sharing, experience rating, retro-sharing or other similar premium adjustments recoverable in respect of any of the Run-Off Liabilities; and (d) any payments due to PIC, its Affiliates and/or Agency Markets’ Insurer Subsidiaries under the Third-Party Indemnification Agreements, hold harmless or similar agreements in respect of the Run-Off Liabilities. Unless PIC or its Affiliates or Agency Markets’ Insurer Subsidiaries, as applicable, agrees to waive such rights in the settlement of a disputed claim, or PIC and LMIC agree to the contrary, PIC shall, and shall cause its Affiliates and Agency Markets’ Insurer Subsidiaries to, enforce such rights and shall prosecute all claims arising out of such rights. Should PIC or its Affiliates or Agency Markets’ Insurer Subsidiaries neglect to enforce these rights, LMIC is hereby empowered and authorized to institute appropriate action in the name of PIC or its Affiliates or Agency Markets’ Insurer Subsidiaries, as applicable.
ARTICLE VII
COMMENCEMENT AND TERMINATION
          Section 7.1 Commencement and Termination. (a) This Agreement will take effect as of the Effective Date.
               (b) This Agreement will remain in full force and effect for a period ending on the earliest of (i) the natural expiry of all of Agency Markets’ Insurer Subsidiaries’ liabilities with respect to Run-Off Liabilities; provided that the Parties agree there are no amounts in respect of Reimbursement Amounts or Error Refund Amounts that are likely to become due; and (ii) such other date as may be mutually agreed to in writing by LMIC and PIC. Notwithstanding the foregoing, this Agreement may not be canceled without the approval of the insurance commissioner of PIC’s state of domicile.
               (c) In the event of the termination of this Agreement pursuant to the preceding paragraph, this Agreement shall have no further effect, and there shall be no liability hereunder on the part of any Party, except that no termination of this Agreement in accordance with the preceding paragraph shall affect the Parties’ obligations to resolve, pursuant to Section 5.3, any dispute commenced pursuant to a Remittance Dispute Notice under Section 5.3 delivered prior to the termination of this Agreement, or any arbitration procedure pursuant to Article IX commenced prior to the termination of this Agreement. Additionally, no termination of this Agreement in accordance with the preceding paragraph shall affect the Parties’ obligations pursuant to the confidentiality provisions of Section 8.1.
ARTICLE VIII
CONFIDENTIALITY
          Section 8.1 Confidentiality. (a) Each Party agrees at all times during the term of this Agreement and thereafter to keep strictly confidential all Confidential Information (as hereinafter defined) belonging to the other Party. “Confidential Information” shall mean any information made available to one Party by the other under this Agreement and materials, in oral, demonstrative, written, electronic, graphic or machine-readable form and any analyses, compilations, studies or documents containing Confidential Information.
               (b) Each Party shall at all times protect and safeguard the Confidential Information of the other and agrees not to, in whole or in part, sell, lease, license, assign, transfer, or disclose the Confidential Information to any third party and shall not copy, reproduce or distribute the Confidential Information except as expressly permitted in this Agreement. Each Party shall take every reasonable precaution to prevent the theft, disclosure, and the unauthorized copying, reproduction or distribution of the Confidential Information. The Parties agree, however, that either Party may disclose certain Confidential Information on a confidential basis to its Representatives or its Affiliates and their Representatives in connection with any work being performed on behalf of the other Party in order to carry out its obligations hereunder.
               (c) Each Party acknowledges that the other Party shall have the right to take all reasonable steps to protect its Confidential Information, including, but not limited to, injunctive relief and any other remedies as may be available at law or in equity in the event the other Party does not fulfill its obligations under this Article VIII.
               (d) Without granting any right or license, the obligations of the Parties shall not apply to any material or information that: (i) is or becomes a part of the public domain through no act or omission by the receiving Party or its Affiliates or Representatives; (ii) is independently developed by the receiving Party using individuals who have had no contact with the disclosing Party’s Confidential Information; or (iii) was in the receiving Party’s possession prior to receipt from the disclosing Party. In addition, neither Party shall be liable for disclosure of Confidential Information if made in response to a valid order of a court or authorized Governmental Entity, provided that notice is promptly given to the Party whose Confidential Information is to be so disclosed so that such Party may seek a protective order and/or engage in other efforts to minimize the required disclosure. The Parties shall cooperate in seeking the protective order and engaging in such other efforts.

ARTICLE IX
DISPUTE RESOLUTION
          Section 9.1 Dispute Resolution. (a) Any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination or validity thereof (each, a “Dispute”) shall be resolved as set forth in this Article IX.
               (b) LMIC and PIC shall attempt in good faith to resolve any Dispute promptly by negotiations between each such Party’s designated representatives. Within ten (10) days after any Party’s receipt of a notice of Dispute from the other Party setting forth in detail and together with supporting documentation, if any, the nature and basis of the Dispute (the “Dispute Notice”), the general counsel and the chief financial officer of LMIC and the general counsel and the chief financial officer of PIC shall meet in person at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.
               (c) If either the chief financial officer of LMIC or PIC declares an impasse then within thirty (30) days after receipt of the Dispute Notice or as soon thereafter as practicable, the respective chief executive officers of LMIC and PIC shall meet in person at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.
               (d) If either the chief executive officer of LMIC or PIC declares an impasse then within sixty (60) days after receipt of the Dispute Notice (or such longer period, if the Parties so agree in writing), then, at the demand of either Party, the Dispute shall be referred to, and finally settled by, confidential and binding arbitration in accordance with the then-prevailing JAMS Streamlined Arbitration Rules and Procedures as modified as follows (the “Rules”):
               (i) There shall be three (3) neutral arbitrators of whom each Party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within thirty (30) days after receipt of the demand for arbitration. The two (2) arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen (14) days of the designation of the second of the two (2) arbitrators. If any arbitrator is not timely appointed, at the request of any Party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules.
               (ii) Each arbitrator appointed by a Party shall be either an attorney with substantial experience with the property and casualty reinsurance and insurance industry and at least ten (10) years admission to the bar, or a property and casualty reinsurance and insurance industry professional of at least ten (10) years standing. The chair of the arbitral tribunal shall either be a practicing attorney with no less than ten (10) years of practice and experience as an arbitrator, with, if possible, experience relating to insurance or reinsurance disputes, or be a retired judge.
               (iii) The place of arbitration shall be Boston, Massachusetts, unless some other place is mutually selected by the Parties. The arbitral tribunal shall be required to follow the law of the Commonwealth of Massachusetts. The decision and award of the arbitral tribunal shall be final and binding on the Parties and shall be the sole and exclusive remedy between the Parties regarding the matter presented to the arbitral tribunal, including any claims, counterclaims, issues or accounting presented to the tribunal. Judgment upon the decision and award may be entered in any court having jurisdiction. The arbitral tribunal is empowered to award any remedy provided for under Applicable Law and the terms of this Agreement, including injunction, specific performance or other forms of equitable relief. The arbitral tribunal is not empowered to award damages in excess of compensatory damages. Each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute.
               (iv) Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq.
               (e) Each Party shall bear its own costs in any negotiations pursuant to Section 9(b) or Section 9(c) and any arbitration; provided that the Parties shall share the fees and expenses of the arbitrators equally as well as any JAMS fees and expenses.
               (f) All negotiations conducted pursuant to Section 9(b) or Section 9(c) shall be confidential and shall be treated as compromise and settlement negotiations and may not be introduced as evidence of an admission against interest of either Party and shall not be admissible as evidence in any other proceeding.
               (g) Notwithstanding the foregoing provisions, without first resorting to the negotiation procedures set forth in Sections 9.1(b) and 9.1(c), either Party may seek the provisional judicial remedy of a preliminary injunction or any other form of temporary injunctive relief (including the remedies identified in Section 11.4 of this Agreement), if in its reasonable judgment such action is necessary to avoid irreparable harm. Without prejudice to such provisional remedies as may be available under the jurisdiction of such court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.
               (h) The Parties hereby submit to the jurisdiction of the courts of the Commonwealth of Massachusetts located in Boston, Massachusetts, for the purpose of seeking any provisional remedies as contemplated by Section 9(g) or for any action to compel arbitration or in aid of arbitration or for the enforcement of any arbitral award rendered thereunder. In any such action, suit or proceeding, each of the Parties irrevocably and unconditionally waives, and agrees not to assert by way of motion, as a defense or otherwise, any claim that the Party is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. To the fullest extent permitted by Applicable Law, each of the Parties irrevocably waives all rights to trial by jury in any such action, suit or other proceeding.
ARTICLE X
ACCESS TO BOOKS AND RECORDS
          Section 10.1 Access to Books and Records. (a) PIC shall, and shall cause its Affiliates and Agency Markets’ Insurer Subsidiaries to, upon reasonable notice, provide LMIC and its Representatives access, at LMIC’s sole cost and expense, to review, inspect, examine and reproduce the books, records, accounts, policies and procedures of PIC, its Affiliates and Agency Markets’ Insurer Subsidiaries, including policy and claims administration guidelines, relating to the Run-Off Liabilities, including any audits conducted by PIC, its Affiliates and Agency Markets’ Insurer Subsidiaries as well as any unaudited information provided to Agency Markets in connection with Agency Markets’ public company reporting requirements, at the place such records are located, and to discuss such matters with the employees, external auditors and external actuaries of PIC, its Affiliates and Agency Markets’ Insurer Subsidiaries that are knowledgeable about such records, without undue disruption of the normal operations of PIC, its Affiliates and Agency Markets’ Insurer Subsidiaries.
               (b) LMIC and its Representatives shall have the right, at its sole cost and expense, to conduct audits from time to time, upon reasonable notice to PIC, of the relevant books, records, accounts, policies, practices and procedures, including policy and claims administration guidelines of PIC, its Affiliates and Agency Markets’ Insurer Subsidiaries related to Run-Off Liabilities.
               (c) LMIC shall reimburse PIC for any reasonable out-of-pocket costs that PIC, its Affiliates or Agency Markets’ Insurer Subsidiaries incur in providing assistance to LMIC and its Representatives in connection with this Section 10.1.
               (d) PIC shall, and shall cause its Affiliates and Agency Markets’ Insurer Subsidiaries to, use its and their reasonable best efforts to assist and cooperate with LMIC and its Representatives in providing access to the files, books, records and accounts of PIC, its Affiliates and Agency Markets’ Insurer Subsidiaries relating to Run-Off Liabilities.
               (e) Notwithstanding any other provision of this Section 10.1, PIC shall not be obligated to provide such access to any files, books, records, accounts, policies and procedures, employees or information if PIC determines, in its reasonable judgment, that doing so would violate Applicable Law or a contract, agreement or obligation of confidentiality owing to a third party or waive the protection of an attorney-client privilege;provided, however, that LMIC shall have the right to require PIC to use its reasonable best efforts to take steps in order to provide such access without causing such violations.
ARTICLE XI
MISCELLANEOUS
          Section 11.1 Notices. All notices and other communications provided for hereunder shall be dated and in writing and shall be deemed to have been given (a) when delivered, if delivered personally, sent by email or sent by registered or certified mail, return receipt requested, postage prepaid, (b) on the next business day if sent by overnight courier or (c) when received if delivered otherwise. Such notices shall be delivered to the address set forth below, or to such other address or email address as a Party shall have furnished to the other Party in accordance with this Section 11.1.
          If to LMIC:
Liberty Mutual Insurance Company
c/o Liberty Mutual Group, Inc.
175 Berkeley Street
Boston, MA 02117
Attention: Chief Financial Officer
With a copy to:
Liberty Insurance Holdings Inc.
c/o Liberty Mutual Group, Inc.
175 Berkeley Street
Boston, MA 02117
Attention: General Counsel
          If to PIC:
Peerless Insurance Company
62 Maple Avenue
Keene, New Hampshire 03431
Attention: Chief Financial Officer

With a copy to:
Liberty Mutual Agency Corporation
10 St. James Avenue
Boston, MA 02117
Attention: Chief Financial Officer
Liberty Mutual Agency Corporation
10 St. James Avenue
Boston, MA 02117
Attention: General Counsel
          Section 11.2 Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties or their successors in interest, except as expressly otherwise provided herein.
          Section 11.3 Descriptive Headings. The descriptive headings of the several articles and sections of this Agreement are inserted for reference only and shall not limit or otherwise affect the meanings hereof.
          Section 11.4 Specific Performance and Other Remedies.
               (a) The Parties expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any Party, except as otherwise expressly provided herein, an aggrieved Party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Neither Party shall be required to obtain or furnish any bond or similar instrument in connection with or as a condition to obtaining or seeking any such remedy. For the avoidance of doubt, nothing in this Agreement shall diminish the availability of specific performance of the obligations under this Agreement or any other injunctive relief.
               (b) Such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have. Each of the Parties acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each Party hereby further agrees that in the event of any action by the other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

          Section 11.5 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and duties of the Parties shall be governed by, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely in such Commonwealth (without giving effect to conflicts of laws provisions thereof).
          Section 11.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          Section 11.7 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by Applicable Law. To the extent that any such provision is so held to be invalid, illegal or unenforceable, the Parties shall in good faith use their best efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.
          Section 11.8 Amendment and Modification. Subject to Applicable Law, this Agreement may be amended, modified or supplemented only by written agreement executed by the Parties. Any failure of a Party to comply with any obligation, covenant or agreement contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed and delivered by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant or agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.
          Section 11.9 Entire Agreement. This Agreement, including any schedules or exhibits annexed hereto, embodies the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter; provided, however, that for the avoidance of doubt, this Agreement shall have no effect on any reinsurance agreements between LMIC or its Affiliates, on the one hand, and any of the Insurer Subsidiaries of Agency Markets, on the other hand, whether entered into before, on or after the Effective Date.
          Section 11.10 No Assignment. Except as otherwise provided for in this Agreement, neither this Agreement nor any of the rights, interests or obligations of any Party may be assigned by such Party without the prior written consent of the other Party.
          Section 11.11 Further Actions. Each Party hereto shall, on notice of request from the other Party, take such further action not specifically required hereby at the expense of the requesting Party, as the requesting Party may reasonably request for the implementation of the transactions contemplated hereby.

          Section 11.12 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended or shall be construed to give any Person, other than the Parties (and their permitted successors and assigns), any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
          Section 11.13 Survival. Notwithstanding anything herein to the contrary, the provisions of this Agreement shall survive any direct or indirect sale or exchange of capital stock, merger, consolidation, sale or transfer of assets, business combination or other change in control of, or change in the form of business conducted by, LMIC, PIC or Agency Markets.
          Section 11.14 Drafting of Language. Each of the Parties agrees that the drafting of the language contained in this Agreement was a cooperative effort, that each Party was equally responsible for such drafting and that it would be inequitable for any of the Parties to be deemed the “drafter” of any specific language contained herein pursuant to any judicial doctrine or presumption relating thereto.
          Section 11.15 Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement. Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders. Unless the context requires otherwise, the term “days,” in this Agreement refers to calendar days.
          Section 11.16 Follow the Fortunes. LMIC’s liability shall attach simultaneously with that of PIC, the true intent of this Agreement being that LMIC follow the fortunes of PIC in respect of the Subject Contracts reinsured under this Agreement. However, LMIC’s liability shall be subject to the exclusions and limitations contained within this Agreement. Nothing shall in any manner create any obligations or establish any rights against LMIC in favor of any third parties or any persons not party to this Agreement.
          Section 11.17 Insolvency. In the event of the insolvency of PIC, the reinsurance under this Agreement shall be payable by LMIC on the basis of reported claims allowed in the liquidation proceedings, subject to court approval, without diminution because of the insolvency of PIC. The domiciliary liquidator, receiver or statutory successor of the insolvent PIC shall give written notice to LMIC of the pendency of the claim against the insolvent PIC on the business reinsured within a reasonable time after the claim is filed in the liquidation proceeding. During the pendency of the claim, LMIC shall have the right to investigate the claim and interpose in the proceeding where the claim is to be adjudicated, at LMIC’s expense, any defenses that LMIC considers available to PIC, its liquidator, receiver or statutory successor. The expenses incurred by LMIC in this type of action are payable up to the amount of expenses or the amount of benefit produced, whichever is less, as expenses of the receivership.
          Section 11.18 Unauthorized Reinsurance. Notwithstanding any other provision of this Agreement to the contrary, if LMIC becomes unauthorized in any State of the United States of America or the District of Columbia or any other jurisdiction where authorization is required by insurance regulatory authorities in order for PIC to obtain credit on its statutory annual statements for the reinsurance being provided hereunder, LMIC will establish such escrow accounts, trust accounts for the benefit of PIC, letters of credit, funds withheld by PIC, or a combination thereof as required by Applicable Law to permit PIC to obtain credit for such reinsurance upon the request of PIC if a penalty would accrue to the PIC on its statutory annual statement without such funding. LMIC shall have the option of determining the method of funding to be utilized. LMIC shall promptly notify PIC of any loss of license or authorization or other change or condition that may affect the ability of PIC to obtain credit for such reinsurance.
          Section 11.19 No Profit Guarantee. This Agreement provides no guarantee of profit, directly or indirectly, from LMIC to PIC or from PIC to LMIC.
Signature Page Follows

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on their behalf by their respective officers thereunto duly authorized as of the date first written above.

LIBERTY MUTUAL INSURANCE COMPANY
By:
Name:
Title:

PEERLESS INSURANCE COMPANY
By:
Name:
Title:

Schedule I
Subject Contracts
Insurance policies and reinsurance contracts issued, ceded or assumed by an Insurer Subsidiary prior to the Effective Date if such insurance policies or reinsurance contracts constitute the run-off liabilities of Agency Markets but only to the extent identified below and as agreed to by LMIC as a result of related information provided by Agency Markets prior to the Effective Date.

Current Run-Off Liability
System Codes	Description
ANVO, ANVA, ENVT, SNVO, SNVA, SNVT, SFRI, SFTO, SFTA, SFRA	Asbestos and Environmental liability reserves originating on the former Safeco, Ohio Casualty and Guardian Royal Exchange Operations

SCIRO (includes SFNV, SFSC, SFSL, SCIR)	Reserves originating from the former Safeco Commercial Insurance business acquired by Agency Markets in 2008

GAI	Reserves, including assumed run off liabilities, originating from former Ohio Casualty business that it acquired from Great American Insurance Company

SFRE	Reserves originating from Safeco’s acquisition of American Union Reinsurance Company’s assumed reinsurance business

OCLD, OCAH, OPLD, GAIR, GAMT, MBRO, SFTR, SFAH, SFIN, SFIS, SFCD , AMLA, GAHO, GOAM, ACHE, SFAV	Reserves from other run off operations

     AMENDMENT NO. 1 TO AGGREGATE STOP-LOSS REINSURANCE AGREEMENT
          THIS AMENDMENT NO. 1 TO THE AGGREGATE STOP-LOSS REINSURANCE AGREEMENT (this “Amendment”), dated as of June 30, 2010, by and between Liberty Mutual Insurance Company, a Massachusetts stock insurance company (“LMIC”), and Peerless Insurance Company, a New Hampshire stock insurance company (“PIC”), a wholly-owned subsidiary of Liberty Mutual Agency Corporation, a Delaware corporation, amends that certain Aggregate Stop-Loss Reinsurance Agreement by and between the parties (the “Agreement”). PIC together with LMIC, each a “Party” and, collectively, the “Parties”). Any capitalized term that is not defined herein shall have the meaning ascribed to such term in the Agreement. All references to the Agreement, whether in this Amendment, the Agreement or any other document or instrument, shall thereafter mean the Agreement, as amended by this Amendment.
RECITALS
          WHEREAS, the Parties desire to enter into this Amendment, which shall be effective as of the Effective Date, to amend certain portions of the Agreement in order to clarify the original intent of the Parties.
          NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Amendment of Section 1.1.
(a)	The defined term “Negative Development Amount” shall be deleted in its entirety and replaced with the following:

“Negative Development Amount” shall mean with respect to any Periodic Report in which the Net Incurrals as of the date reflected in such Periodic Report are greater than the Net Incurrals as of the date reflected in the preceding Periodic Report, or in the case of the first Periodic Report as of June 30, 2010, an amount equal to the difference between (a) the Net Incurrals as of the date reflected in such Periodic Report and (b) the Net Incurrals as of the date reflected in the preceding Periodic Report, or in the case of the first Periodic Report as of June 30, 2010.
(b)	The defined term “Positive Development Amount” shall be deleted in its entirety and replaced with the following:

“Positive Development Amount” shall mean with respect to any Periodic Report in which the Net Incurrals as of the date reflected in such Periodic Report are less than the Net Incurrals as of the date reflected in the preceding Periodic Report, or in the case of the first Periodic Report as of June 30, 2010, an amount equal to the difference between (a) the Net Incurrals as of the date reflected in such Periodic Report and (b) the Net Incurrals as of the date reflected in the preceding Periodic Report, or in the case of the first Periodic Report as of June 30, 2010.
(c)	The defined term “Reserves” shall be deleted in its entirety and replaced with the following:

“Reserves” shall mean the undiscounted aggregate claim reserves (including IBNR reserves, other bulk reserves and reserves for uncollectible reinsurance), including Allocated Loss Adjustment Expenses, and Unallocated Loss Adjustment Expenses, of the Insurer Subsidiaries of Agency Markets for the Run-Off Liabilities, in each case determined in accordance with the Reserving Methodologies.
(d)	The defined term “Reserving Methodologies” shall be deleted in its entirety and replaced with the following:

“Reserving Methodologies” shall mean the methodologies, procedures, judgments and assumptions used by the Insurer Subsidiaries of Agency Markets in calculating and establishing Reserves with respect to the Run-Off Liabilities prior to and as of the Effective Date, with such changes as may be agreed to in writing by the Parties.
(e)	The defined term “Retention Amount” shall be deleted in its entirety and replaced with the following:

“Retention Amount” shall mean an amount equal to the Reserves as of June 30, 2010.
2.	Amendment of Section 3.1. Section 3.1 is hereby deleted in its entirety and replaced with the following:

Paid losses and expenses for all Run-Off Liabilities incurred in the period reflected in a Periodic Report plus the change in Reserve balances (either positive or negative, as the case may be) between the date of such Periodic Report and the date of the preceding Periodic Report, or in the case of the first Periodic Report as of June 30, 2010, for all Run-Off Liabilities, commencing on July 1, 2010, shall be known as the “Run-Off Incurrals” for such period; provided, however, in no event shall “Run-Off Incurrals” include any liabilities or estimated liabilities under any insurance or reinsurance contract of any kind whatsoever not set forth on Schedule I or Reserves excluded by Section 3.2. As soon as practicable following the execution of this Agreement, PIC will provide in writing to LMIC the aggregate amount of Reserves as of June 30, 2010.
3.	Amendment of Section 3.3. The first part of the first sentence of Section 3.3 is hereby amended as follows:

“Net Incurrals” shall mean the sum of the Retention Amount plus all Run-Off Incurrals (either positive or negative, as the case may be) reduced by:”

4.	Amendment of Section 4.3. Section 4.3 is hereby deleted in its entirety and replaced with the following:

The chief financial officer of PIC and the Appointed Actuary shall each certify to LMIC that (i) the Run-Off Incurrals and the Net Incurrals specified in each Periodic Report have been established in a manner consistent with the Reserving Methodologies and (ii) the Periodic Report has been prepared in all respects in accordance with the terms and conditions of this Agreement.
5.	Typographical Corrections.

(a)	Section 1.1. In the first line of the defined term “Aggregate Reimbursement Amount,” “Reimbusement” shall be changed to “Reimbursement.”

(b)	Section 1.1. In the second to last line of the defined term “Allocated Loss Adjustment Expenses,” “Subsidiaires” shall be changed to “Subsidiaries.”

(c)	Section 2.1(b). In the third line, “Determination” shall be changed to “Development.”

(d)	Section 4.1. In the third line, “Developmnent” shall be changed to “Development.”
[remainder of this page left intentionally blank]

          IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their duly authorized officers, as of August ___, 2010.

LIBERTY MUTUAL INSURANCE COMPANY
By:
Name:
Title:

PEERLESS INSURANCE COMPANY
By:
Name:
Title: